PROGEN INDUSTRIES
                                                                         LIMITED


                                                              ABN 82 010 975 612

                                                      P.O. Box 28 Richlands D.C.
                                                       Queensland 4077 Australia
                                                      Telephone: +61 7 3273 9100
                                                      Facsimile: +61 7 3375 9318


                              COMPANY ANNOUNCEMENT

                       CHANGE IN SUBSTANTIAL SHAREHOLDING
                                    FORM 604


12th May 2004


The Company advises that it has received notification from Medigen Biotechnology Corporation (Medigen) that it has sold on market 1,400,000 of the 3,250,089 ordinary fully paid shares that it held in Progen Industries Limited.

These proceeds will be used to fund the exercise of Medigen's options in Progen (totalling $1.0 million) and to provide additional funding for the imminent launch of the planned PI-88 Phase II clinical trial in post-resection hepatocellular carcinoma (post-operative primary liver cancer). The trial is to be conducted as part of a contract between Medigen and Progen that was signed in May 2000 to expand clinical development of PI-88 to include diseases that afflict the Asian population.

Medigen consider their remaining holding in Progen to be a long-term strategic investment, critical for their pending initial public offer in 2005. Progen presently has a 19.9% equity holding in Medigen.


Milton McColl
Company Secretary.


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